Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM (KPMG LLP)

(ATTACHED)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Myers Industries Inc., and subsidiaries:

We consent to the use of our report dated March 7, 2011, with respect to the statement of consolidated financial position of Myers Industries, Inc. and subsidiaries as of December 31, 2010, and the related statements of consolidated income (loss), shareholders’ equity and comprehensive income (loss), and cash flows for years ended December 31, 2010 and 2009, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Cleveland, OH

March 7, 2012